Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2024 THIRD QUARTER RESULTS

NEW YORK, NY – October 29, 2024 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a specialty finance company that originates and services loans in various consumer and commercial industries, as well as offers loan products and services through fintech strategic partners, announced today its results for the quarter ended September 30, 2024.

2024 Third Quarter Highlights

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Net income was $8.6 million, or $0.37 per share, compared to $11.2 million, or $0.48 per share, in the prior year quarter.
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Net interest income grew 8% to $52.7 million from $48.8 million in the prior year quarter.
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Net interest margin on gross loans was 8.11%, compared to 8.35% in the prior year quarter, and on net loans it was 8.42%, compared to 8.64% in the prior year quarter.
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Loan originations were $275.6 million, compared to $217.4 million in the prior year quarter.
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Loans grew 13% to $2.5 billion as of September 30, 2024, compared to $2.2 billion a year ago.
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The credit loss provision increased to $20.2 million from $14.5 million in the prior year quarter.
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The Company repurchased 122,344 shares of common stock at an average cost of $7.89 per share.
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Subsequent to September 30, 2024, the Board of Directors increased the quarterly cash dividend 10% to $0.11 per share.

Executive Commentary – Andrew Murstein, President of Medallion

"We continue to be pleased with our quarterly performance. The earnings were strong despite lower taxi medallion related recoveries and the absence of equity gains, both of which we experienced in the prior year quarter. At $0.37 per share, our earnings included approximately $0.07 per share of additional allowance tied to the growth of our consumer lending segments, which saw recreation and home improvement loans grow 4% and 5% from the previous quarter to a combined $2.4 billion, with over $235 million in originations this quarter. We continue to be comfortable with the overall credit performance of these two consumer segments, which carry weighted average coupons of 14.92% for recreation loans and 9.76% for home improvement loans. During the quarter we originated recreation loans at an average rate of 16.33% and home improvement loans at an average rate of 10.75%.

Our net interest income reached $52.7 million during the quarter, up 6% from just a quarter ago. We remain cautiously optimistic that the solid performance of our loan portfolio will continue. Our net interest margin during the quarter was 8.11%, decreasing only 1 basis point from the prior quarter, as we continue to increase our yield to offset the rise in our average cost of borrowings.

Our total interest income of $76.4 million, net interest income of $52.7 million, and total assets of $2.9 billion were all record highs. Our fintech strategic partnership program at Medallion Bank had its highest volume quarter ever with $40 million of new loans, up from $24 million in the second quarter of this year. As a result, we are optimistic about the quarters ahead and are hopeful to continue delivering meaningful growth in origination volumes in our newest business line.

Lastly, we are pleased to announce that our board of directors has authorized an increase of our quarterly dividend to $0.11 per share beginning with the upcoming payment next month, reflecting our strong financial performance and ongoing commitment to delivering value to our shareholders. This increase underscores our confidence in the Company’s future growth and stability, as well as our focus on returning capital to investors."

Business Segment Highlights

Recreation Lending Segment

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Originations were $139.1 million during the quarter, compared to $92.6 million a year ago.
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Recreation loans grew 15% to $1.6 billion as of September 30, 2024, compared to $1.3 billion a year ago.
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Recreation loans were 63% of total loans as of September 30, 2024, compared to 61% a year ago.
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Net interest income grew 9% to $38.9 million for the quarter, from $35.6 million in the prior year quarter.
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The average interest rate was 14.92% at quarter-end, compared to 14.73% a year ago.
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Recreation loans 90 days or more past due were $7.5 million, or 0.50% of gross recreation loans, as of September 30, 2024, compared to $5.9 million, or 0.45%, a year ago.
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Allowance for credit loss rate was 4.53% as of September 30, 2024, compared to 4.24% a year ago.

Home Improvement Lending Segment

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Originations were $96.5 million during the quarter, compared to $79.3 million a year ago.
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Home improvement loans grew 8% to $814.1 million as of September 30, 2024, compared to $750.5 million a year ago.
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Home improvement loans were 33% of total loans as of September 30, 2024, compared to 34% a year ago.
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Net interest income grew 5% to $12.0 million for the quarter, from $11.4 million in the prior year quarter.
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The average interest rate was 9.76% at quarter-end, compared to 9.38% a year ago.
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Home improvement loans 90 days or more past due were $1.6 million, or 0.19% of gross home improvement loans, as of September 30, 2024, compared to $1.0 million, or 0.13%, a year ago.
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Allowance for credit loss rate was 2.42% as of September 30, 2024, compared to 2.31% a year ago.

Commercial Lending Segment

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Commercial loans were $110.1 million at September 30, 2024, compared to $100.3 million a year ago.
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The average interest rate on the portfolio was 12.90%, compared to 12.91% a year ago.

Taxi Medallion Lending Segment

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The Company collected $4.1 million of cash on taxi medallion-related assets during the quarter.
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Total net taxi medallion assets declined to $8.8 million (comprised of $1.9 million of loans net of allowance for credit losses and $6.9 million of loan collateral in process of foreclosure), a 46% reduction from a year ago, and represented less than half a percent of the Company’s total assets as of September 30, 2024.

Capital Allocation

Quarterly Dividend

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The Board of Directors declared a quarterly dividend of $0.11 per share, payable on November 27, 2024 to shareholders of record at the close of business on November 15, 2024.

Stock Repurchase Plan

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During the third quarter, the Company repurchased 122,344 shares of its common stock at an average cost of $7.89 per share, for a total of $1.0 million.
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As of September 30, 2024, the Company had $15.4 million remaining under its $40 million share repurchase program.

Conference Call Information

The Company will host a conference call to discuss its third quarter financial results tomorrow, Wednesday, October 30, 2024 at 9:00 a.m. Eastern time.

In connection with its earnings release, the Company has updated its quarterly supplement presentation, which is now available at www.medallion.com.

How to Participate

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Date: Wednesday, October 30, 2024
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Time: 9:00 a.m. Eastern time
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U.S. dial-in number: (833) 816-1412
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International dial-in number: (412) 317-0504
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Live webcast: Link to Webcast of 3Q24 Earnings Call

A link to the live audio webcast of the conference call will also be available at the Company’s IR website.

Replay Information

The webcast replay will be available at the Company's IR website until the next quarter’s results are announced.

The conference call replay will be available following the end of the call through Wednesday, November 6.

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U.S. dial-in number: (844) 512-2921
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International dial-in number: (412) 317-6671
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Access ID: 1019 3247

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ:MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, the impact of the pending SEC litigation, expectations regarding our loan portfolio, including collections on our medallion loans, the potential for future asset growth, and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, whether inflation or the risk of recession, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control. In addition to risks relating to the current economy, a description of certain risks to which Medallion is or may be subject, including risks related to the pending SEC litigation, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2023 Annual Report on Form 10-K.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share and per share data)	September 30, 2024	December 31, 2023	September 30, 2023
Assets
Cash, cash equivalents, and federal funds sold	$187,929	$149,845	$127,642
Investment and equity securities	66,651	65,712	63,717
Loans	2,485,279	2,215,886	2,203,038
Allowance for credit losses	(96,518)	(84,235)	(79,133)
Net loans receivable	2,388,761	2,131,651	2,123,905
Goodwill and intangible assets, net	170,311	171,394	171,755
Property, equipment, and right-of-use lease asset, net	14,172	14,076	13,278
Accrued interest receivable	14,108	13,538	13,593
Loan collateral in process of foreclosure	8,818	11,772	15,923
Other assets	29,302	29,839	28,814
Total assets	$2,880,052	$2,587,827	$2,558,627
Liabilities
Deposits	$2,108,132	$1,866,657	$1,855,096
Long-term debt	232,037	235,544	218,137
Short-term borrowings	49,000	8,000	18,489
Deferred tax liabilities, net	20,598	21,207	23,131
Operating lease liabilities	5,534	7,019	7,075
Accrued interest payable	6,888	6,822	4,624
Accounts payable and accrued expenses	26,687	30,804	34,813
Total liabilities	2,448,876	2,176,053	2,161,365
Total stockholders’ equity	362,388	342,986	328,474
Non-controlling interest in consolidated subsidiaries	68,788	68,788	68,788
Total equity	431,176	411,774	397,262
Total liabilities and equity	$2,880,052	$2,587,827	$2,558,627
Number of shares outstanding	23,084,277	23,449,646	23,363,731
Book value per share	$15.70	$14.63	$14.06

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except share and per share data)	2024	2023	2024	2023
Total interest income	$76,409	$65,886	$214,183	$183,455
Total interest expense	23,672	17,102	63,661	44,379
Net interest income	52,737	48,784	150,522	139,076
Provision for credit losses	20,151	14,532	55,929	27,045
Net interest income after provision for credit losses	32,586	34,252	94,593	112,031
Other income (loss)
(Loss) gain on equity investments	(519)	2,180	3,136	2,189
Gain on sale of loans and taxi medallions	340	1,417	1,170	4,578
Write-down of loan collateral in process of foreclosure	(19)	(30)	(19)	(303)
Other income	785	739	2,802	1,868
Total other income, net	587	4,306	7,089	8,332
Other expenses
Salaries and employee benefits	9,456	9,630	28,347	27,805
Loan servicing fees	2,790	2,501	7,951	7,084
Collection costs	1,673	1,583	4,799	4,729
Regulatory fees	961	1,021	2,826	2,484
Professional fees	818	1,148	3,434	4,223
Rent expense	664	629	2,019	1,855
Amortization of intangible assets	361	361	1,084	1,084
Other expenses	2,272	2,216	6,755	7,220
Total other expenses	18,995	19,089	57,215	56,484
Income before income taxes	14,178	19,469	44,467	63,879
Income tax provision	4,055	6,727	14,196	18,582
Net income after taxes	10,123	12,742	30,271	45,297
Less: income attributable to the non-controlling interest	1,512	1,512	4,535	4,536
Total net income attributable to Medallion Financial Corp.	$8,611	$11,230	$25,736	$40,761
Basic net income per share	$0.38	$0.50	$1.14	$1.81
Diluted net income per share	$0.37	$0.48	$1.09	$1.77
Weighted average common shares outstanding
Basic	22,490,792	22,596,982	22,576,446	22,469,968
Diluted	23,447,929	23,392,901	23,555,065	23,067,944
Dividends declared per common share	$0.10	$0.08	$0.30	$0.24